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                       TRINET CORPORATE REALTY TRUST, INC.

                            1997 STOCK INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

      The name of the plan is the TriNet Corporate Realty Trust, Inc. 1997 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to encourage and enable the Directors, officers and other key employees of TriNet Corporate Realty Trust, Inc. (the "Company") and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

      The following terms shall be defined as set forth below:

      "Act" means the Securities Exchange Act of 1934, as amended.

      "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Dividend Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards and Performance Share Awards.

      "Board" means the Board of Directors of the Company.

      "Change of Control" is defined in Section 14.

      "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

      "Committee" means the Committee of the Board referred to in Section 2.

      "Dividend Equivalent Rights" means Awards granted pursuant to Section 5.

      "Effective Date" means the date on which the Plan is approved by stockholders as set forth in Section 16.

      "Fair Market Value" on any given date means the last reported sale price at which Stock is traded on such date or, if no Stock is traded on such date, the next preceding date on which Stock was traded, as reflected on the principal stock exchange or, if applicable, any other national stock exchange on which the Stock is traded or admitted to trading.


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      "Incentive Stock Option" means any Stock Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

      "Independent Director" means a member of the Board who is not also an employee of the Company or any Subsidiary.

      "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

      "Option" or "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 6.

      "Performance Share Award" means Awards granted pursuant to Section 9.

      "Restricted Stock Award" means Awards granted pursuant to Section 7.

      "Stock" means the Common Stock, par value $.01 per share, of the Company, subject to adjustments pursuant to Section 3.

      "Subsidiary" means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

      "Unrestricted Stock Award" means any Award granted pursuant to Section 8.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT
           PARTICIPANTS AND DETERMINE AWARDS

      (a) Committee. The Plan shall be administered by either the Board or a committee of the Board consisting of not less than two Independent Directors (in either case, the "Administrator"). Each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder and a "non-employee director" within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Act, or any successor definition under said rule.

      (b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

            (i) to select the individuals to whom Awards may from time to time be granted;


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            (ii)  to determine the time or times of grant, and the extent, if any, of Dividend Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, Performance Share Awards and or any combination of the foregoing, granted to any one or more participants;

            (iii) to determine the number of shares of Stock to be covered by any Award;

            (iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, and to approve the form of written instruments evidencing the Awards;

            (v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

            (vi) subject to the provisions of Section 6(a)(iii), to extend at any time the period in which Stock Options may be exercised; and

            (vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

      All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan participants.

      (c) Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator's authority and duties with respect to Awards, including the granting thereof, to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or "covered employees" within the meaning of Section 162(m) of the Code. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator's delegate or delegates that were consistent with the terms of the Plan.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

      (a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 800,000 shares. For purposes of this limitation, the shares of Stock underlying any Awards which are forfeited, cancelled, reacquired by the Company, satisfied without the issuance of Stock or otherwise


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terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

      (b) Recapitalizations. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options that can be granted to any one individual participant, (iii) the number and kind of shares, other securities or Dividend Equivalent Rights subject to any then outstanding Awards under the Plan, and (iv) the price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options) as to which such Stock Options remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

      (c) Mergers. Upon consummation of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Stock are exchanged for securities, cash or other property of an unrelated corporation or business entity or in the event of a liquidation of the Company (in each case, a "Transaction"), the Board, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding Stock Options:
(i) provide that such Stock Options shall be assumed or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the optionees, provide that all unexercised Stock Options will terminate immediately prior to the consummation of the Transaction unless exercised by the optionee within a specified period following the date of such notice, and/or (iii) in the event of a business combination under the terms of which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the business combination, make or provide for a cash payment to the optionees equal to the difference between (A) the value (as determined by the Administrator) of the consideration payable per share of Stock pursuant to the business combination (the "Merger Price") times the number of shares of Stock subject to such outstanding Stock Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such


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outstanding Stock Options in exchange for the termination of such Stock Options.
In the event Stock Options will terminate upon the consummation of the Transaction, each optionee shall be permitted, within a specified period determined by the Administrator, to exercise all non-vested Stock Options, subject to the consummation of the Transaction.

      (d) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances.

SECTION 4. ELIGIBILITY

      Participants in the Plan will be such Independent Directors, full or part-time officers and other key employees of the Company and its Subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. DIVIDEND EQUIVALENT RIGHTS

      A Dividend Equivalent Right is an Award entitling the recipient to receive cash payments in amounts equal to cash dividends that would be paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant as a component of another Award or as a freestanding Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend Equivalent Rights payments will become vested and will be made to a participant at such time or times, whether or not in installments, as shall be determined by the Administrator at or after grant date. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

SECTION 6. STOCK OPTIONS

      (a) General. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

      Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to


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employees of the Company or any Subsidiary that is a "subsidiary corporation"
within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

      No Incentive Stock Option shall be granted under the Plan after February 24, 2007.

      (b) Stock Options Granted to Key Employees. The Administrator in its discretion may grant Stock Options to eligible employees of the Company or any Subsidiary. Stock Options granted pursuant to this Section 6(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

            (i) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 6(a) shall be determined by the Administrator at the time of grant but shall not be less than 100% of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110% of the Fair Market Value on the grant date.

            (ii) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Incentive Stock Option shall be exercisable more than ten years after the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

            (iii) Exercisability; Rights of a Stockholder. Stock Options shall become vested and exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

            (iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:


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                  (A)   In cash, by certified or bank check or other instrument
            acceptable to the Administrator;

                  (B) In the form of shares of Stock that are not then subject to restrictions under any Company plan and that have been beneficially owned by the optionee for at least six months, if permitted by the Administrator in its discretion. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

                  (C) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

                  (D)   By the optionee delivering to the Company a promissory
            note if the Board has authorized the loan of funds to the optionee for the purpose of enabling or assisting the optionee to effect the exercise of his Stock Option; provided that at least so much of the exercise price as represents the par value of the Stock shall be paid other than with a promissory note.

      Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws.

            (v) Annual Limit on Incentive Stock Options. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or any parent corporation or Subsidiary become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

      (c) Reload Options. At the discretion of the Administrator, Options granted under the Plan may include a "reload" feature pursuant to which an optionee exercising an option by the delivery of a number of shares of Stock in accordance with Section 6(a)(iv)(B) hereof would automatically be granted an additional Option (with an exercise


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price equal to the Fair Market Value of the Stock on the date the additional
Option is granted and with such other terms as the Administrator may provide) to purchase that number of shares of Stock equal to the number delivered to exercise the original Option.

      (d)   Stock Options Granted to Independent Directors.

            (i)   Automatic Grant of Options.

                  (A) Each Independent Director who is serving as Director of the Company at the time of the first meeting of the Board of Directors following each annual meeting of shareholders, beginning with the 1997 annual meeting, shall automatically be granted on such day a Non-Qualified Stock Option to acquire 8,000 shares of Stock, in the case of freestanding Option Awards, or, in the case of Option Awards granted in tandem with Dividend Equivalent Rights, a proportionately smaller amount of shares as the Administrator determines, from time to time in its discretion, is appropriate to account for the increased value of Options granted in tandem with Dividend Equivalent Rights. As of the date of approval of the Plan by Stockholders, the Administrator has determined that Option Awards granted in tandem with Dividend Equivalent Rights, as provided herein, shall be in the amount of 4,000 shares of Stock.

                  (B) The exercise price per share for the Stock covered by a Stock Option granted under this Section 6(c) shall be equal to the Fair Market Value of the Stock on the date the Stock Option is granted.

            (ii)  Exercise; Termination.

                  (A) Except as provided in Section 15, an Option granted under Section 6(d) shall be exercisable after the first anniversary of the grant date. An Option issued under this Section 6(d) shall not be exercisable after the expiration of ten years from the date of grant.

                  (B) Options granted under this Section 6(d) may be exercised only by written notice to the Company specifying the number of shares to be purchased. Payment of the full purchase price of the shares to be purchased may be made by one or more of the methods specified in Section 6(b)(iv). An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

      (e) Non-transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee. Notwithstanding the foregoing, the Administrator may permit the optionee to transfer, without consideration for the transfer, his Non-Qualified Stock Options to members of his


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immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable option agreement.

SECTION 7. RESTRICTED STOCK AWARDS

      (a) Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at a purchase price determined by the Administrator, but in no event less than 90% of the Fair Market Value on the date of sale, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant ("Restricted Stock"). Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives.

      (b) Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and paying any applicable purchase price, a participant shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below.

      (c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the written instrument evidencing the Restricted Stock Award. If a participant's employment (or other business relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase Restricted Stock with respect to which conditions have not lapsed at their purchase price, from the participant or the participant's legal representative.

      (d) Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company's right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed "vested." The vesting period for Restricted Stock shall be at least three years, except that, in the case of Restricted Stock Awards based on the attainment of pre-established performance goals, objectives and other conditions, the vesting period shall be at least one year. Except as may otherwise be provided by the Administrator at any time, a participant's rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the participant's termination of employment (or other business relationship) with the Company and its Subsidiaries and such shares shall be subject to the Company's right of repurchase as provided in
Section 7(c) above.


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      (e)   Waiver, Deferral and Reinvestment of Dividends. The written instrument evidencing the Restricted Stock Award may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 8. UNRESTRICTED STOCK AWARDS

      (a) Sale of Unrestricted Stock. The Administrator may, in its sole discretion, sell (at a purchase price determined by the Administrator, but in no event less than 90% of the Fair Market Value on the date of sale) an Unrestricted Stock Award to any participant pursuant to which such participant may receive shares of Stock free of any restrictions ("Unrestricted Stock") under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.

      (b) Restrictions on Transfers. The right to receive shares of Unrestricted Stock on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

SECTION 9. PERFORMANCE SHARE AWARDS

      (a) Nature of Performance Share Awards. A Performance Share Award is an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals. The Administrator may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Administrator in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares; provided, however, that the Administrator may rely on the performance goals and other standards applicable to other performance unit plans of the Company in setting the standards for Performance Share Awards under the Plan.

      (b) Rights as a Shareholder. A participant receiving a Performance Share Award shall have the rights of a shareholder only as to shares actually received by the participant under the Plan and not with respect to shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a stock certificate evidencing the acquisition of shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Share Award (or in a performance plan adopted by the Administrator).

      (c) Termination. Except as may otherwise be provided by the Administrator at any time prior to termination of employment (or other business relationship), a participant's rights in all Performance Share Awards shall automatically terminate upon the participant's termination of employment (or business relationship) with the Company and its Subsidiaries for any reason.


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      (d)   Acceleration, Waiver, Etc. At any time prior to the participant's termination of employment (or other business relationship) by the Company and its Subsidiaries, the Administrator may in its sole discretion accelerate, waive or, subject to Section 13, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award.

SECTION 10. TAX WITHHOLDING

      (a) Payment by Participant. Each participant who is an employee of the Company subject to withholding shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

      (b) Payment in Stock. Subject to approval by the Administrator, a participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 11. TRANSFER, LEAVE OF ABSENCE, ETC.

      For purposes of the Plan, the following events shall not be deemed a termination of employment:

      (a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

      (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 12. AMENDMENTS AND TERMINATION

      (a) Board and Administrator Action. Subject to Section 12(b) below, the Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award (or provide substitute Awards at the same


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exercise or purchase price in a manner not inconsistent with the terms of the
Plan, but such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this
Plan), for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent.

      (b) Stockholder Approval. Plan amendments authorizing any of the following actions shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders, within twelve (12) months before or after approval by the Board:

            (i) any increase in the total number of shares of Stock that may be issued under the Plan (other than adjustments pursuant to Section 3 hereof);

            (ii) any modification of the provisions hereof regarding eligibility for grants of Awards under the Plan, including Section 6,
      Section 7, Section 8 or Section 9 hereof;

            (iii) any modification of the provisions hereof which materially increase the benefits granted under Awards, including Section 6, Section 7, Section 8 or Section 9 hereof; and

            (iv) any Plan amendments determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code.

SECTION 13. STATUS OF PLAN

      With respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 14. CHANGE OF CONTROL PROVISIONS

      Upon the occurrence of a Change of Control as defined in this Section 14:

      (a) Each outstanding Stock Option, and each outstanding Dividend Equivalent Right Award granted in tandem with an outstanding Stock Option, shall automatically become fully exercisable.


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      (b)   Each Restricted Stock Award and Performance Share Award shall be subject to such terms, if any, with respect to a Change of Control as have been provided by the Administrator in connection with such Award.

      (c) "Change of Control" shall mean the occurrence of any one of the following events:

            (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities") or (B) the then outstanding shares of Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

            (ii) persons who, as of the Effective Date, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Plan, be considered an Incumbent Director; or

            (iii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company or any Subsidiary where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any),
      (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

      Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of Stock beneficially owned by any person to 40% or more of the shares of Stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 40% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

SECTION 15. GENERAL PROVISIONS

      (a) No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

      No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

      (b) Delivery of Stock Certificates. Delivery of stock certificates to participants under this Plan shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the participant, at the participant's last known address on file with the Company.

      (c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

SECTION 16. EFFECTIVE DATE OF PLAN

      This Plan shall become effective upon the affirmative vote of a majority of votes cast with a quorum present at a meeting of stockholders, provided that the total votes cast with respect to the approval of the Plan represent over 50% in interest of all securities entitled to vote thereon. Subject to such approval by the stockholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board.

SECTION 17. GOVERNING LAW

      This Plan shall be governed by Maryland law except to the extent such law is preempted by federal law.


DATE APPROVED BY BOARD OF DIRECTORS:  February 24, 1997


DATE APPROVED BY STOCKHOLDERS:  May 28, 1997

                       TRINET CORPORATE REALTY TRUST, INC.

                       DIVIDEND EQUIVALENT RIGHTS PROGRAM

INTRODUCTION:

- The Board of Directors of TriNet Corporate Realty Trust, Inc. (the "Company") has approved a Dividend Equivalent Rights ("DER") Program as part of the Company's long-term incentive plans. The DER Program is a component of the Company's 1997 Stock Incentive Plan which has been adopted by the Board and approved by the Company's stockholders at the 1997 Annual Meeting. This document sets forth the terms and conditions of the DER Program and describes how it will function.

- DERs entitle the recipient to receive payments ("DER Payments") in cash or, alternatively, to direct that such payments be applied to purchase shares of the Company's Common Stock at a discount under the Company's Management Stock Purchase Plan ("MSPP"). The amounts of DER Payments will be equal to the dividends that would otherwise have been paid if the recipient held specified shares of stock. The Company intends, from time to time, to grant DERs in conjunction with grants of options to purchase the Company's Common Stock. As a form of long-term incentive compensation, stock options capture only the portion of total stockholder return reflected in increased stock prices, but do not provide recipients the opportunity to share in the dividend income generated by the Company's stock until the option is exercised. A significant portion of the Company's total stockholder return comes from dividends, and DERs are designed to recognize this component of stockholder return. DERs, when awarded in tandem with stock options, provide better alignment between management incentives and total stockholder return by giving recipients the opportunity to share in the value created through dividend payments as well as stock price growth. Since DERs significantly increase the value of the underlying options with which they are granted, it is expected that the options granted in the future in tandem with DERs will cover smaller amounts of shares than options which have previously been granted without DERs.

ELIGIBILITY:

- Presently, all directors and officers of the Company are eligible to be granted DERs under the DER Program. At the discretion of the Board of Directors, the DER Program may in the future be extended to other key employees of the Company.

OBJECTIVES:

- To align the interests of the stockholders of the Company and the recipients of DER awards by increasing the proprietary interest of such recipients in the growth and success of the Company and its dividend payments, thereby creating a direct link between management compensation and total stockholder return.

- To enhance the Company's ability to attract and retain key managers by providing incentives to management employees to continue to contribute to the Company's success.

- To create another vehicle for increasing management ownership of Company shares, thereby improving long-term alignment of interests between management and stockholders.

PROGRAM HIGHLIGHTS:

- It is anticipated that a DER award will have a term of five years and, in the case of recipients who are employees of the Company, will vest in equal annual installments over a period of four years, on the first, second, third and fourth anniversaries of the DER award. In the case of recipients who are independent directors, a DER award will vest in one year. The term and vesting schedule of the underlying option granted with the DER award will be the same as the DER. The term of stock options granted in tandem with DERs will be shorter than the term of stock options which have previously been granted without DERs, to encourage the recipient to exercise the underlying option, to reflect the value of DER Payments, and to eliminate the ongoing payment obligations of the Company in connection with DERs beyond the five year term. DERs will expire when the underlying stock option is exercised, forfeited or canceled, when the term of the DER expires, or upon termination of employment.

- Upon receiving a DER award in tandem with a stock option award, the recipient will be credited with an amount of DER units equal to the number of shares covered by the underlying option. DER Payments on the DER units will accrue and accumulate in amounts equal to the dividends declared and paid on the underlying option shares.

- DER Payments will be made in annual installments on the vesting dates, as the DER units vest. DER Payments will be paid annually in cash, unless the participant has elected that such DER Payments be applied by the Company to purchase shares of the Company's Common Stock under the MSPP, which permits purchases at a 10% discount from the then-current market price of the shares.

- DER Payments on unvested DER units will continue to accrue (without interest) and will be held in reserve until the underlying DER units vest. This "backloaded" nature of DER Payments is intended to help the Company retain key managers. Vesting of DER units occurs on a "cliff" basis one time each year and vesting is based on actual employment on that date. No partial credit is earned by those who leave the Company for any reason prior to each actual vesting date. However, upon a "Change of Control" of the Company (as defined in the 1997 Stock Incentive Plan), each outstanding DER award will automatically become fully vested, and each participant will have a one-time right to elect to receive either (a) a lump sum payment equal to the aggregate amount of DER Payments payable to the participant during the remaining term of the DER award, based on the assumption that the Company's then-current quarterly dividend payments continue during the remaining term of the award, or (b) continued DER Payments over the remaining term of the DER award.

TAX CONSEQUENCES:

- The Company believes that recipients of DER awards will recognize ordinary taxable income at the times DERs vest and DER Payments are made, and will be taxed at ordinary income rates on the amounts of such DER Payments. The Company will receive a compensation tax deduction equal to the amount of ordinary income recognized by a DER recipient. DER recipients who elect to have their DER Payments applied to purchase shares under the MSPP should refer to the MSPP documents for information regarding the tax consequences of such transactions.

- Tax withholding will be applicable at the time DER Payments are made to recipients who are employees, and cash will be withheld from DER Payments to cover the Company's tax withholding obligations. Alternatively, at the option of the recipient, the Company will not withhold any amounts from DER Payments made, so long as the recipient agrees to reimburse the Company promptly in the amount of such tax withholding obligation (with interest). Recipients who are independent directors will not be subject to withholding with respect to DER Payments made to them.

- THE COMPANY DOES NOT WARRANT THE TAX TREATMENT OF DER AWARDS AND PARTICIPANTS ARE URGED TO CONSULT THEIR TAX ADVISORS.

ACCOUNTING CONSIDERATIONS:

- The Company will recognize accounting accruals and charges for compensation expense under the DER Program as dividends are declared on the shares underlying the DER units. The accruals continue over the term of the DER.

ADDITIONAL INFORMATION:

- The DER Program is administered by the Compensation Committee of the Board of Directors (through the Vice President, Administration). The Compensation Committee may make such rules and regulations and establish such procedures for the administration of the DER Program as it deems appropriate. The Company reserves the right to amend or terminate the DER Program at any time, by action of the Board of Directors.

- The DER Program is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and is not guaranteed by the Pension Benefit Guaranty Corporation (PBGC). The DER Program is not qualified under Section 401(a) of the Internal Revenue Code. The DER Program is not a funded plan for purposes of ERISA or the Code.

EXAMPLE OF PARTICIPATION IN THE DER PROGRAM:

- The following example, based on the assumptions described below, illustrates the economic consequences of participation in the DER Program by an employee of the Company. This example is for illustration purposes only.

                                   Assumptions

      (1) Participant is awarded 4,000 DER units, in tandem with a grant of options to purchase 4,000 shares, on 6/1/97.

      (2) DER award has a term of five years and vests at the rate of 1,000 DER units annually over four years.

      (3) The Company pays annual dividends of $2.50 per share during the DER term.

      (4) The underlying option may be exercised at any time between 6/1/2001 and 6/1/2002.

      (5) Participant exercises the underlying stock option in full on 6/1/2002.


                                                              VESTING / PAYMENT DATES
                                   ------------------------------------------------------------------------------
  DER                               6/1/              6/1/              6/1/              6/1/              6/1/
 UNITS            DIVIDENDS         1998              1999              2000              2001              2002
------            ---------        ------            ------            ------            ------            ------
 1,000            $   2.50         $2,500             2,500             2,500             2,500             2,500
 1,000            $   2.50           --               5,000             2,500             2,500             2,500
 1,000            $   2.50           --                --               7,500             2,500             2,500
 1,000            $   2.50           --                --                --              10,000             2,500
TOTAL CASH DER
PAYMENTS ON VESTED
DERS:                    $2,500 + 7,500 + 12,500 + 17,500 + 10,000 = $50,000

                      AGREEMENT REGARDING CHANGE OF CONTROL

      This Agreement Regarding Change of Control ("Agreement") is made and entered into as of December 10, 1997 by and between TRINET CORPORATE REALTY TRUST, INC., a Maryland corporation (the "Company") and_______________, an individual (the "Executive").

                                    RECITALS

      A. The Executive is currently serving as _________________________ ___________ of the Company and, in that capacity, is a valuable member of the Company's management and a key participant in the Company's short-term and long-term decision-making processes.

      B. It is in the best interests of the Company and its stockholders to encourage the Executive to continue to provide management services as an employee of the Company.

      C. The Company recognizes that circumstances may arise in which a change of control of the Company may occur, through acquisition, merger, sale of assets or otherwise, thereby causing uncertainty regarding the continuity of the employment relationship, without regard to the competence or past contributions of the Executive, and that such uncertainty may result in the loss of valuable services of the Executive.

      D. In order to induce the Executive to continue to serve the Company, the Company wishes to provide reasonable security to the Executive against changes in the employment relationship in the event of any such change of control.

      NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter contained, the parties agree as follows:

      1. Definitions. For purposes of this Agreement, the following definitions shall apply:

      "CHANGE OF CONTROL" shall mean the occurrence of any one of the following events:

            (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" of such person (as such terms are defined in Rule 12b-2 under the Act), shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of either (1) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities") or (2) the then outstanding shares of Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

            (b) persons who, as of the effective date of this Agreement, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; provided, however, that any person becoming a director of the Company subsequent to the effective date of this Agreement whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Plan, be considered an Incumbent Director; or

            (c) the stockholders of the Company shall approve (1) any consolidation or merger of the Company or any subsidiary where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (3) any plan or proposal for the liquidation or dissolution of the Company.

      Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Stock or other Voting Securities outstanding, increases (i) the proportionate number of shares of Stock beneficially owned by any person to 40% or more of the shares of Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 40% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or
(ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (a).

      "CONSTRUCTIVE TERMINATION" shall mean, with respect to the Executive, the occurrence of any one of the following events:

            (a) The Executive no longer retains, is not re-elected to, or is removed from, the Executive's current office(s) as ___________________________ of the Company, other than as a result of the Executive's election or appointment to positions of equal or superior scope and responsibility; or

            (b) The Company materially diminishes the scope and responsibility of the Executive's current office(s), so that the powers, authority and support services normally attendant to the Executive's current office(s) are no longer vested in the Executive, as determined by the Executive in his or her reasonable discretion, including without limitation changes in the individuals, groups, positions or divisions which report to the Executive or the person or position to whom the Executive directly reports, provided, however, that if the Company disputes the "reasonableness" of the Executive's determination or the "materiality" of the change, the sole and exclusive method for resolving such dispute shall be the alternative dispute resolution procedure set forth in
Section 7(a) of this Agreement; or

            (c) The Executive's compensation (including, without limitation, base salary, bonus opportunity, stock options, other incentive awards, employee benefits coverage or retirement benefits) is reduced by more than a de minimis amount; or

            (d) The Company notifies the Executive that the Executive's employment will be terminated or materially modified in the future or that Constructive Termination of the Executive will occur in the future; or

            (e) The Company changes the primary employment location of the Executive to a place that is more than fifty (50) miles from the primary employment location of the Executive as of the effective date of this Agreement; or

            (f) The Company otherwise commits a material breach of its obligations under this Agreement.

No such event described herein shall constitute Constructive Termination unless the Executive has given written notice to the Company specifying the event relied upon for such termination within six (6) months after the occurrence of such event and the Company has not remedied such within thirty (30) days of such notice.

      "COVERAGE PERIOD" shall mean the period during which the Executive shall be entitled to receive various benefits pursuant to the terms of this Agreement, commencing on the date a Change of Control occurs and ending at the end of the period set forth on Exhibit A attached hereto.

      "VALUATION MULTIPLE" shall mean the amount by which the Executive's annual compensation is multiplied for purposes of calculating certain benefits paid under this Agreement, as set forth on Exhibit A attached hereto.

      2. Benefits Upon Termination of Employment Due to Change of Control. If, upon a Change of Control or within twenty-four (24) months thereafter, the Company terminates the Executive's employment, or a Constructive Termination of the Executive occurs (collectively, a "Termination Event"), the Executive shall be entitled to the following benefits:

            (a) Multiple of Annual Compensation. Within five (5) business days after the date of the Termination Event (hereafter, the "Termination Date"), the Executive shall be paid a lump sum by the Company equal to (1) the Valuation Multiple, multiplied by (2) the greatest amount of annual compensation (including salary and incentive bonus) and other income, from all sources, paid by the Company to the Executive over the preceding five (5) fiscal years, as reported by the Company on Form W-2 and/or Form 1099, as the case may be, furnished to the Executive;

            (b) Unpaid Annual Incentive Bonus. The Executive shall be paid a lump sum in respect of unpaid incentive bonus, calculated as follows:

      1. If the Termination Date occurs prior to the date incentive bonuses are paid by the Company to eligible employees with respect to services performed in the preceding fiscal year, the Executive shall be paid an amount equal to the greatest amount of the annual incentive bonus paid to the Executive by the Company over the preceding five (5) fiscal years, multiplied by a fraction, the numerator of which is the number of days which have elapsed from the first day of the preceding fiscal year to the Termination Date and the denominator of which is three hundred sixty (360); and

      2. If the Termination Date occurs after the date incentive bonuses have been paid by the Company to eligible employees with respect to services performed in the preceding fiscal year, then (a) if the Company has achieved in the current fiscal year, on a prorated basis, at least 85% of the quantifiable annual performance goals previously established by the Company for determination of incentive bonuses, the Executive shall be paid an amount equal to the greatest amount of the annual incentive bonus paid to the Executive by the Company over the preceding five (5) fiscal years, multiplied by a fraction, the numerator of which is the number of days which have elapsed from the first day of the current fiscal year to the Termination Date and the denominator of which is three hundred sixty
            (360), and (b) if the Company has not achieved in the current fiscal year, on a prorated basis, at least 85% of the quantifiable annual performance goals previously established by the Company for determination of incentive bonuses, the Executive shall be paid an amount equal to 75% of the average incentive bonus paid to the Executive over the preceding three (3) fiscal years, multiplied by a fraction, the numerator of which is the number of days which have elapsed from the first day of the current fiscal year to the Termination Date and the denominator of which is three hundred sixty
            (360).

            (c) Continuation of Benefits Coverage. The Executive (and the Executive's dependents) shall receive coverage under the Company's benefit plans then in effect, at the Company's cost, during the Coverage Period (provided that substantially the same or equivalent benefits are not available to the Executive by reason of employment obtained following such termination);

            (d) Immediate Vesting of Stock Incentive Awards and DERs; Extension of Option Exercise Period. Notwithstanding any vesting schedule otherwise applicable or any other provisions to the contrary in the Company's stock incentive plans, any outstanding stock options and dividend equivalent rights awards previously granted to Executive shall immediately be fully vested and the Executive shall be entitled, for a period of eighteen (18) months following such termination of employment, to exercise any such stock options;

            (e) Future DER Payments. The Executive shall be paid, at the Executive's election, either (i) within five (5) business days after the Termination Date, a lump sum equal to the aggregate amount of the annual dividend equivalent rights payments payable to the Executive during the remaining term of any dividend equivalent rights awards previously granted to the Executive, based on the assumption that the Company's then-current quarterly dividend payments continue during the remaining term of such awards, or (ii) annual payments during the remaining term of any dividend equivalent rights awards granted to the Executive, in accordance with the terms of such awards;

            (f) Future 401(k) Contributions. Within five (5) business days after the Termination Date, the Executive shall be paid a lump sum equal to the aggregate amount of the Company's maximum contributions that would have been made under the Company's Savings and Retirement Plan ("401(k) Plan") during the Coverage Period if the Executive had continued to be employed and participated in the 401(k) Plan during the Coverage Period;

            (g) Immediate 401(k) Vesting. Notwithstanding any vesting schedule otherwise applicable, any contributions previously made by the Company for the Executive's account under the 401(k) Plan shall immediately be fully vested;

            (h) Future Retirement Benefits. Within five (5) business days after the Termination Date, the Executive shall be paid a lump sum equal to the aggregate amount of the benefits, if any, under any special pension benefit or deferred compensation plans (calculated assuming the Executive will begin receiving benefits at the earliest retirement date under such plans) which may subsequently be adopted by the Company, which are operational on the Termination Date and which explicitly provide for such payments to be made in the event of a Change of Control.

      3. Excess Parachute Payments. If it is determined, by the Company's independent public accountants in consultation with the Company's independent legal counsel, that any amount payable to the Executive by the Company under this Agreement, or any other plan or agreement under which the Executive participates or is a party, would constitute an "Excess Parachute Payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay to the Executive a "grossing-up" amount equal to the amount of such excise tax and all federal and state income or other taxes with respect to payment of such excise tax, including all taxes with respect to such grossing-up amount. If, at a later date, the Internal Revenue Service assesses a deficiency against the Executive for such excise tax which is greater than that which was determined at the time such amounts were paid, the Company shall pay to the Executive the amount of such unreimbursed excise tax plus any interest, penalties and professional fees or expenses incurred by the Executive as a result of such assessment, including all such taxes with respect to such additional amount. The highest marginal tax rate applicable to individuals at the time of payment of such amounts shall be used for purposes of determining the federal and state income and other taxes with respect thereto. The Company shall withhold from any amounts paid under this Agreement the amount of any such excise tax or other federal, state or local taxes then required to be withheld.

      4. Intercompany Transfers. If the Executive is transferred voluntarily to an affiliate or subsidiary of the Company, such transfer shall not be deemed to terminate or modify this Agreement and the employing corporation to which the Executive shall have been transferred shall, for all purposes of this Agreement, be deemed to stand in the place of the Company as of the date of such transfer. The Company shall be secondarily liable to the Executive for the obligations hereunder in case the affiliate or subsidiary of the Company cannot or chooses not to perform such obligations.

      5. Source of Payments. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company; provided, however, that such payments shall be reduced by the amount of any payments made by the Executive or his or her dependents, beneficiaries or estate from any trust or special or separate fund which may be established by the Company to assure such payments. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments and the Executive shall have no right, title or interest whatever in or to any investments which the Company may make to assist it in meeting its obligations hereunder, except as may otherwise be expressly provided in a separate written instrument relating to any such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires rights to receive payments from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.

      6. Confidential Information. The Executive acknowledges that, during the course of his or her employment with the Company, the Executive may heretofore or hereafter produce, receive or have access to various materials, records, data, trade secrets, proprietary information and other information not generally known or available to the public (collectively, "Confidential Information") regarding the business, properties, services, strategic plans, business methods or practices of the Company, its subsidiaries or affiliates. During the course of employment and subsequent thereto, the Executive shall hold in confidence and not directly or indirectly disclose, copy or otherwise use any Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure or use is authorized in writing by the Company, is required by law or by any competent judicial or administrative authority, or otherwise is reasonably necessary and appropriate in connection with the performance of the Executive's duties to the Company. All records, files, documents, computer disks, computer programs and other computer-generated material, as well as all other materials or copies thereof relating to the Company and its business, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon any termination of the Executive's employment hereunder.

      7.    General Provisions.

            (a) Alternative Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement, or any breach thereof, shall be resolved and settled exclusively by arbitration, conducted by a single arbitrator sitting in San Francisco, California, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") pertaining to expedited procedures. The arbitrator shall be selected by the parties from a list of six (6) potential arbitrators provided by the AAA, provided that no potential arbitrator shall be related to or affiliated with either of the parties. If the parties are unable to agree on a single arbitrator within ten (10) days after the AAA's list of potential arbitrators has been received by the parties, the AAA shall select from the list an arbitrator who shall arbitrate the dispute. Each party shall be entitled, but shall not be obligated, to submit a written arbitration statement setting forth the amount claimed, if any, and the relief sought. The arbitration hearing shall be conducted within forty-five (45) days following the selection of the arbitrator and the arbitrator shall render an award within twenty (20) days from the close of the arbitration hearing. The Company shall bear the costs of the arbitration proceeding, including the costs of counsel, experts or other representatives retained by the parties and the fees, costs and expenses imposed or incurred by he arbitrator. Judgment on the award entered by the arbitrator may be entered in any court having jurisdiction thereof.

            (b) Release by Executive. Notwithstanding any provision hereof to the contrary, the Company shall not have any obligation to pay any amount or provide any benefit, as the case may be, under this Agreement, unless and until the Executive executes and delivers a release of the Company, its affiliates and related parties, in such form as the Company may reasonably require, of all claims against the Company, its affiliates and related parties relating in any way to the Executive's employment and termination thereof, other than claims for amounts remaining to be paid or benefits remaining to be provided pursuant to the terms of this Agreement.

            (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Executive, the company and his or her and its respective personal representatives, successors and assigns. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, stock acquisition, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had occurred.

            (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Executive and the Company.

            (e) Severability; Governing Law. If any of the provisions of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the rights of the parties hereto shall be determined in accordance with the laws of the State of Maryland, without reference to the law regarding conflicts of laws.

            (f) Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid, sent to the following addresses ( or to such other addresses as the party to be notified shall have given to the other party in accordance with this provision):

            If  to the Company:

            TriNet Corporate Realty Trust, Inc.
            4 Embarcadero Center, Suite 3150
            San Francisco, CA 94111
            ATTN: Vice President, Administration and General Counsel

            If to the Executive:

           ________________________________

           ________________________________

           ________________________________


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
      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

TRINET CORPORATE REALTY TRUST, INC.
a Maryland corporation

By:     _________________________________
Name:   Geoffrey M. Dugan
Title:  Vice President, Administration
        and General Counsel


THE EXECUTIVE:

--------------------------


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
                                    EXHIBIT A


NAME OF EXECUTIVE                   VALUATION MULTIPLE           COVERAGE PERIOD


                                       10